EXHIBIT 11


                                 Reed Smith LLP
                                435 Sixth Avenue
                            Pittsburgh, PA 15219-1886

                                December 22, 2005

The Trustees of
Federated Index Trust
5800 Corporate Drive
Pittsburgh, PA  15237-7000

      Re:  Legality of Shares Opinion

Ladies and Gentlemen:

      Federated Mid Cap Index Fund ("Acquiring Fund"), a portfolio of Federated Index Trust, proposes to acquire the assets of the Mason Street Index 400 Stock Fund ("Acquired Fund"), a portfolio of the Mason Street Funds, Inc., in exchange for shares of the Acquiring Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated December 14, 2005 ("Agreement"), included as an exhibit to the registration statement of Federated Index Trust filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration Statement").

      As counsel we have reviewed the appropriate documents relating to the organization of Federated Index Trust, its registration under the Investment Company Act of 1940 and the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration Statement. Specifically, we have examined and are familiar with the Declaration of Trust and Bylaws of Federated Index Trust, and such other documents and records as we deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

      Based upon the foregoing, we are of the opinion that:

      1. Federated Index Trust is duly organized and validly existing pursuant to its Declaration of Trust.

      2. The Shares, when issued pursuant to the Agreement, will be legally and validly issued in accordance with the Declaration of Trust. Such Shares, when so issued, will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration Statement referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                                Yours truly,


                                                /s/ Reed Smith LLP
                                                Reed Smith LLP